Because the electronic format of
filing Form N-SAR does not provide
adequate space for responding to Items
72DD, 73A, 74U and 74V correctly,
the correct answers are as follows:



Evergreen Equity Index Fund
	72DD		73A		74U        	74V
	Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A		2,533,512	0.39	5,935,925	51.45
Class B		341,297		0.18	1,792,906	51.19
Class C		570,008		0.18	3,070,672	51.23
Class I		2,937,981	0.47	5,957,124	51.50
Class IS	66,579		0.39	169,656		51.46